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                    CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Republic New York Corporation

We consent to incorporation by reference in the Registration Statement for $200 million Capital Securities of Republic New York Capital II on Form S-4 of Republic New York Corporation of our report dated January 16, 1996, relating to the consolidated statements of condition of Republic New York Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and the consolidated statements of condition of Republic National Bank of New York as of December 31, 1995 and 1994, which report appears on page 57 of the 1995 Republic New York Corporation Annual Report on Form 10-K which is included in the 1995 Republic New York Corporation Annual Report to Stockholders. Our report refers to the adoption of the provisions of the Statement of Financial Accounting Standards Nos. 114, 118 and 122 in 1995 and No. 115 in 1993. In addition, we consent to the reference to our firm under the heading "Experts" in the Registration Statement.


                                             /s/ KPMG Peat Marwick LLP


New York, New York
January 31, 1997